UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                (AMENDMENT NO. 1)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
                  --------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                   831758 10 7
                                   -----------
                                 (CUSIP Number)


                                December 7, 2004
                                ----------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

              [ ] Rule 13d-1(b)

              [ ] Rule 13d-1(c)

              [X] Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



     SEC 1745 (6-00)


     --------------------------------------------------       ---------------------------------------------------------------
     CUSIP NO. 831758 10 7                               13G                                               PAGE 2 OF 5
     --------------------------------------------------       ---------------------------------------------------------------
     ------- -----------------------------------------------------------------------------------------------------------------
       1     NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             THL Equity Trust                    (04-3072184)
     ------- -----------------------------------------------------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                 (a) [ ]
                                                                                 (b) [X]
     ------- -----------------------------------------------------------------------------------------------------------------
       3     SEC USE ONLY



     ------- -----------------------------------------------------------------------------------------------------------------
       4     CITIZENSHIP OR PLACE OF ORGANIZATION

             Massachusetts
     ------- -----------------------------------------------------------------------------------------------------------------
                                  5    SOLE VOTING POWER

             NUMBER OF                 -0-
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
             REPORTING
              PERSON
               WITH
                                ------ ---------------------------------------------------------------------------------------
                                  6    SHARED VOTING POWER

                                       -0-

                                ------ ---------------------------------------------------------------------------------------
                                  7    SOLE DISPOSITIVE POWER

                                       -0-

                                ------ ---------------------------------------------------------------------------------------
                                  8    SHARED DISPOSITIVE POWER

                                       -0-

     -------------------------- ------ ---------------------------------------------------------------------------------------
       9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0-

     ------- -----------------------------------------------------------------------------------------------------------------
       10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


     ------- -----------------------------------------------------------------------------------------------------------------
       11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             Less than 1%
     ------- -----------------------------------------------------------------------------------------------------------------
       12    TYPE OF REPORTING PERSON*

             PN

     ------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


ITEM 1 (A).    NAME OF ISSUER:

               The Smith & Wollensky Restaurant Group, Inc.

ITEM 1 (B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1114 First Avenue, New York, NY  10021

ITEM 2 (A).    NAME OF PERSON FILING:

               THL Equity Trust

ITEM 2 (B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               c/o Thomas H. Lee Partners, L.P.
               100 Federal Street, 35th Floor
               Boston, MA 02110

ITEM 2 (C).    CITIZENSHIP:
               Massachusetts

ITEM 2 (D).    TITLE OF CLASS OF SECURITIES:

               Common Stock, $0.01 par value per share

ITEM 2 (E).    CUSIP NUMBER:

               831758 10 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A: - Not Applicable -

          (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

          (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

          (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

          (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

          (e)  [ ]  An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

          (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

          (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.        OWNERSHIP

          (a)  Amount Beneficially Owned: None

          (b)  Percent of Class: 0%.

          (c)  Number of Shares as to which Such Person has:

               (i)  Sole power to vote or to direct the vote: None

               (ii) Shared power to vote or to direct the vote: None

               (iii) Sole power to dispose or to direct the disposition of: None

               (iv) Shared power to dispose or to direct the disposition of:
                    None

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                 Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                 Not Applicable

ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                 Not Applicable.

ITEM 9.          NOTICE OF DISSOLUTION OF GROUP

                 Not Applicable.

ITEM 10.         CERTIFICATION

                 Not Applicable.

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 2005.                        THL EQUITY TRUST



                                                  By: /s/ Thomas H. Lee
                                                      --------------------------
                                                      Name:  Thomas H. Lee
                                                      Title: Trustee




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)